SECURITIES AND EXCHANGE COMMISSION

                                 Washington, D.C. 20549

                                        FORM 8-K

                                     CURRENT REPORT

                           Pursuant to Section 13 or 15(d) of
                           the Securities Exchange Act of 1934


              Date of Report (Date of earliest event reported): May 9, 1995



                                  SBARRO, INC.
                 (Exact name of registrant as specified in its charter)


                                      New York
                     (State or other jurisdiction of incorporation)


                         1-8881                      11-2501939
                  (Commission File Number) (IRS Employer Identification No.)


                    763 Larkfield Road, Commack, New York       11725
                  (Address of principal executive offices)  (Zip Code)


            Registrant's telephone number, including area code:(516)864-0200


                                   Not Applicable
               (Former name or former address, if changed since last report)

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                 Item 5.   Other Events..

                    On May 9, 1995, the Company was served with a complaint in an action entitled Herman Smilow v. Sbarro, Inc., Mario Sbarro and Robert Koebele filed on May 2, 1995 in the United States District Court in the Eastern District of New York. The lawsuit is a purported class action and arises out of a decline in the market price of the Company's Common Stock following its May 1, 1995 press release concerning preliminary financial results for the first quarter of fiscal 1995. The complaint seeks to recover an undetermined amount of damages on behalf of all purchasers of the Company's Common Stock between February 7, 1995 and May 1, 1995.

                           The complaint alleges, among other things, that publicly disseminated documents and statements about or by the Company were materially false and misleading and also alleges that the defendants (i) knew, or were reckless in failing to know, of the material misrepresentations and omissions; (ii) with knowledge or reckless disregard for the truth, or failing to exercise due diligence, disseminated or approved releases, statements and reports which were misleading or failed to correct prior statements which had been rendered untrue, inaccurate or misleading in light of subsequent development; (iii) during the class period, in concert engaged and participated in a continuous course of conduct and conspiracy to conceal adverse material information regarding the financial condition of the Company; and
          (iv) employed devices, schemes and artifices to defraud and engaged in acts, practices and a course of conduct to commit a fraud and to undermine the integrity of the Company's stock and maintain artificially high market prices for the Company's stock.

                    The Company and Messrs. Sbarro and Koebele believe that the action is without merit and intend to vigorously defend the lawsuit.


                                      SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SBARRO, INC.


          Date: May 11, 1995            By:/s/ Robert S. Koebele
                                            Robert S. Koebele
                                            Vice President-Finance







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